ANNUAL COMPLIANCE STATEMENT

CERTIFICATION

Morgan Stanley Capital I Trust 2019-H7, Commercial Mortgage Pass-Through

 Certificates Series, 2019-H7 (the “Trust”)

I, Andrew Hundertmark and Grace Bodemuller-Holst, on behalf of Argentic Services Company LP, as Special Servicer (the “Certifying Servicer”), certify to Morgan Stanley Capital I Inc. and each Other Depositor with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.      I (or Servicing Officers under my supervision) have reviewed the Certifying Servicer’s activities between May 6, 2020 and December 31, 2020 (the “Reporting Period”) and the Certifying Servicer’s performance under the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of July 1, 2019, among Morgan Stanley Capital I, Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Argentic Services Company LP, as successor to LNR Partners, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator and trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer; and

2.     To the best of my knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

Date: February 19, 2021

ARGENTIC SERVICES COMPANY LP, a

Delaware limited partnership

By: /s/ Andrew Hundertmark

      Name: Andrew Hundertmark

      Title:  Authorized Signatory

By: /s/ Grace Bodemuller-Holst

      Name: Grace Bodemuller-Holst

      Title:  Authorized Signatory